                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           Avista Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE EXPENSE OF AN ADDITIONAL
                                    MAILING.
                YOUR IMMEDIATE ATTENTION IS GREATLY APPRECIATED.

   [LOGO]

T.M. "TOM" MATTHEWS
Chairman of the Board,
President & Chief Executive Officer

                                                                  March 31, 1999

Dear Shareholder:

On behalf of the Board of Directors, it's my pleasure to invite you to the 1999 Annual Meeting of Shareholders. We'll have refreshments beginning at 9:30 a.m. The Annual Meeting will begin promptly at 10:00 a.m.

Date:      Thursday Morning, May 13, 1999      Place:     Doubletree Hotel
Time:      9:15 a.m. Doors Open                           (See next page for map/details.)
           9:30 a.m. Refreshments                         322 N. Spokane Falls Court
           10:00 a.m. Annual Meeting Convenes             Spokane, Washington

Please take the opportunity to review the enclosed Annual Report, Proxy Statement, and 1998 Financial Report. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN AND DATE YOUR PROXY CARD, AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. Voting your proxy prior to the meeting will allow for a more efficient and timely meeting. Also, your vote is important regardless of the number of shares you own. Thank you for your continued support.

Sincerely,

/s/ T.M. Matthews

          Avista Corp.--P.O. Box 3647--Spokane, Washington 99220-3647
           Shareholder Relations--(509) 495-4203 or (1)(800) 222-4931

IF YOU REQUIRE SPECIAL ACCOMMODATIONS AT THE ANNUAL MEETING DUE TO A DISABILITY,
         PLEASE CALL OUR SHAREHOLDER RELATIONS DEPARTMENT BY APRIL 23.

                                 [MAP]

                                  AVISTA CORP.
                            1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                            ------------------------

               NOTICE OF THE 1999 ANNUAL MEETING OF SHAREHOLDERS

DATE:                     Thursday, May 13, 1999

TIME:                     10:00 a.m., Pacific Time

PLACE:                    Doubletree Hotel
                          322 N. Spokane Falls Court
                          Spokane, Washington

RECORD DATE:              March 18, 1999

MEETING AGENDA:           1)  Election of four directors
                          2)  To transact other business that may come before the meeting or any adjournment(s).

By order of the Board of Directors,

/s/ Terry L. Syms

Terry L. Syms
Vice President & Corporate Secretary

Spokane, Washington
March 31, 1999

                       PROXY STATEMENT--VOTING PROCEDURES

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Avista Corp. of proxies for use at the Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 31, 1999.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend our Annual Meeting of Shareholders, please complete, sign and date your proxy card, and return it as soon as possible in the enclosed envelope.

At the close of business on the record date, March 18, 1999, there were 40,555,765 shares of Avista Corp. Common Stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. Where the shareholder specifies a choice, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company's Common Stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

With respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively. The shareholder may give one nominee for election as many votes as the number of directors to be elected, multiplied by the number of shares held by that shareholder or may distribute such votes among any two or more of such nominees. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to four individuals for the 1999 Annual Meeting. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes are not considered "votes cast" and, therefore, will have no effect.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

Four directors are to be elected to serve until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified. Unless authority to vote is withheld as to any nominee, the individuals named as proxies on the proxy card will vote for the election of the nominees listed below or, in the discretion of such individuals, will vote cumulatively for the election of one or more of the nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors. W. Lester Bryan and Paul A. Redmond retired as directors and executive officers in 1998.

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

* INDICATES NOMINEES FOR ELECTION

DAVID A. CLACK                   DIRECTOR SINCE 1988 (CURRENT TERM EXPIRES 2001)

Mr. Clack, age 64, is a principal of Olympic Capital Partners, a private investment banking firm headquartered in Seattle, Washington. He is also Chairman of Northwest Venture Associates, Inc. Prior to that time and for over five years, Mr. Clack was President of Clack and Co., a private investment firm headquartered in Spokane, Washington. Previously, he was Chairman of the Board and Chief Executive Officer of Old National Bancorporation of Washington.

SARAH M. R. (SALLY) JEWELL       DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2000)

Mrs. Jewell, age 43, has been Executive Vice President of the Commercial Banking Division of Washington Mutual Bank since January, 1996, and also serves as President and CEO of its Western Bank Division. Prior to joining Washington Mutual, she spent fourteen years with Rainier Bank, Security Pacific Bank and West One Bank, in the areas of energy banking, national accounts, credit administration, head of business banking activities in Washington, and finally as President and CEO of West One Bank, Washington. Mrs. Jewell serves on the boards of Recreational Equipment, Inc., and Premera, parent company of Blue Cross of Washington and Alaska and Medical Service Corporation. In addition, she serves on advisory committees for the University of Washington's College of Engineering, School of Business, and Women in Science and Engineering.

JOHN F. KELLY                    DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2000)

Mr. Kelly, age 54, has been Chairman, President and Chief Executive Officer of Alaska Air Group and Chairman and Chief Executive Officer of Alaska Airlines since 1995. He also served as President of Alaska Airlines from 1995 to 1997, Chief Operating Officer from November 1994 to February 1995, and as Vice President of Marketing from 1981 to June 1987. He has served Horizon Air as its Chairman since February 1991, and was President and Chief Executive Officer from June 1987 to November 1994. He has served on the board of the Air Transport Association and is currently a director of the Washington State Roundtable.

JESSIE J. KNIGHT, JR.*                                          DIRECTOR NOMINEE

Mr. Knight, age 48, is currently Executive Vice President of Navillus Associates, LLC, a real estate development partnership located in San Francisco. From 1993 through 1998, Mr. Knight served as a Commissioner of the California Public Utilities Commission. Prior to 1993, Mr. Knight was Executive Vice President of the San Francisco Chamber of Commerce managing international operations, economic and business development and public affairs. Mr. Knight was also Vice President of Marketing for the San Francisco Chronicle and San Francisco Examiner newspapers for several years, directing research and strategic planning, marketing, and public relations. He has also held leadership positions with Dole Foods, and worked in Dole's domestic and international operations. Mr. Knight serves on the boards of Blue Shield of California and DBS Industries, Inc. He is also a board trustee of the World Affairs Council and a member of the Council on Foreign Relations (New York). Mr. Knight has been recognized as one of the Bay Area's top business and African American leaders, and received the George Fraser Portrait of Success

Award. And, he was a co-recipient of the Eleanor Roosevelt Humanitarian Award for lifetime achievement presented by the United Nations Association of San Francisco.

THOMAS M. MATTHEWS*              DIRECTOR SINCE 1998 (CURRENT TERM EXPIRES 1999)

Mr. Matthews, age 55, has been Chairman of the Board and Chief Executive Officer of the Company since July 1998. In October 1998, he was also appointed President. From December 1996 through June 1998, Mr. Matthews served as President of Houston-based Dynegy (formerly NGC Corporation), a leading gatherer, processor, generator, transporter, and marketer of energy products and services in North America. From 1989 through November 1996, Mr. Matthews held various executive positions with Texaco, including President and Chief Executive Officer of Texaco Natural Gas. Prior to that time, he also held executive positions with Tenneco and Exxon. He serves on various boards, including the Advisory Council for Texas A&M University, Texas A&M Vision 2020 Committee, and the Washington State Roundtable.

EUGENE W. MEYER*                 DIRECTOR SINCE 1990 (CURRENT TERM EXPIRES 1999)

Mr. Meyer, age 62, has been in the financial consulting business for over five years. He was previously a Managing Director of Kidder, Peabody & Co., Incorporated, an investment banking and brokerage firm. His experience with that firm included serving as a board member and managing its utility finance department. Mr. Meyer is a Chartered Financial Analyst.

BOBBY SCHMIDT                    DIRECTOR SINCE 1997 (CURRENT TERM EXPIRES 2001)

Mr. Schmidt, age 58, has been President of Schmidt Trading, Inc., a commodity trading and investment firm located in Hilton Head Island, South Carolina, for over five years. Mr. Schmidt has extensive experience as a commodity trader, working for many years as an independent trader in Chicago. He was a member of the Chicago Board of Trade and while at the Board of Trade, he was associated with Refco, a commodity clearing company. Previously, Mr. Schmidt was the Chief Financial Officer of Carson Pirie Scott and also served as an advisor to the Illinois State Legislature.

LARRY A. STANLEY                 DIRECTOR SINCE 1991 (CURRENT TERM EXPIRES 2001)

Mr. Stanley, age 70, has been Chief Executive Officer of Empire Bolt & Screw, Inc., a Spokane distribution company which he founded in 1972, for over five years. He is a past Chairman of the Association of Washington Business, past President of the Inland Northwest Council of Boy Scouts of America, and past Chairman of the Spokane Area Chamber of Commerce. Mr. Stanley also serves on the boards of Output Technology Corporation, CXT Incorporated, and The Coeur d'Alenes Company, all located in Spokane, Washington, and Aresco Inc., of Post Falls, Idaho.

R. JOHN TAYLOR                   DIRECTOR SINCE 1985 (CURRENT TERM EXPIRES 2000)

Mr. Taylor, age 49, was appointed Chairman and Chief Executive Officer in September 1995 of AIA Services Corporation, an insurance holding company and insurance agency with operations throughout the United States. Prior to that time, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. Mr. Taylor is also Chairman of the Board of Great Fidelity Life Insurance Company of Fort Wayne, Indiana. In addition, he is a member of the Board of Directors of Pacific Empire Communications Corporation of Lewiston, Idaho, a member of the Board of Trustees of The Idaho Heritage Trust, and a member of the State of Idaho Endowment Fund Investment Board.

DANIEL J. ZALOUDEK*              DIRECTOR SINCE 1998 (CURRENT TERM EXPIRES 1999)

Mr. Zaloudek, age 53, is President and Chief Executive Officer of IMEDIA, Inc., an international multimedia content company located in Tulsa, Oklahoma. Mr. Zaloudek is active on economic development and public policy issues and has worked on political campaigns on both a local and national level. He also owns a farming and ranching business near Enid, Oklahoma. From 1978 to 1995, Mr. Zaloudek held various executive positions with Koch Industries of Wichita, Kansas. Prior to that time Mr. Zaloudek was with Exxon. He is a member of the Oklahoma State University Board of Governors and Board of Trustees and is chairman-elect of the OSU Foundation. Mr. Zaloudek serves on the board of the Tulsa Area United Way and is Chairman of the Planning Committee. He also served on the boards of the Philbrook Museum of Art and the Oklahoma Sinfonia and is active in several other community organizations.

                       BOARD OF DIRECTORS OF AVISTA CORP.
                    CORPORATE GOVERNANCE GUIDING PRINCIPLES
 "THE DIRECTORS A BOARD SEEKS ARE A REFLECTION OF THE KIND OF BOARD IT WANTS TO
                                      BE."

DIRECTOR ACCOUNTABILITY--Directors act as advocates for the shareholders and consider other stakeholders needs, as appropriate. Directors help executive management define and shape the vision of the corporation, review strategic objectives and business plans, and provide guidance and direction to executive management. Directors ensure that strategies, budgets, forecasts, financial plans, and adequate resources are in place to enable the corporation to meet its objectives. Directors encourage--of themselves and management--accountability, business excellence, a high-performance environment, and retention of high-caliber people.

DIRECTOR COMMITMENT--Directors must commit time outside of Board meetings to understand the business and related issues, to stay updated, and to prepare for Board and committee meetings. Directors must also make themselves reasonably available to executive management to provide advice and counsel outside of Board meetings. Directors are expected to attend all meetings of the Board and all meetings of Board committees of which they are members. Directors must sit on at least one Board committee. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible. A significant conflict may also arise from time to time that might prevent a director from attending a quarterly meeting. However, it is expected that each director will make every effort to keep such absences to a minimum.

DIRECTOR INDEPENDENCE--Directors must exercise unbiased and independent judgment and ask probing questions of management. Directors must be diligent and prudent in overseeing the corporation's business and performance and in monitoring management. Directors must be free from any material direct or indirect potential benefit other than as a shareholder. Outside directors allow time in an executive session immediately after each quarterly Board meeting to discuss items of interest or urgency. The Chief Executive Officer is invited to attend as directors deem appropriate.

DIRECTOR SELECTION--The Board has established guidelines for the recruitment and selection of directors. The guidelines include a position profile and the core competencies required of a director. Among other things, these guidelines are to better prepare the Board to identify corporate needs as director retirements/ vacancies occur and as the needs of the business change; to ensure that the vision, mission, and values of the corporation are fulfilled through the process; to encourage professional and cultural diversity and teamwork; and to clearly convey expectations of a Board member.

BOARD COMPOSITION--The Board will, as set forth in the Articles of Incorporation, consist of no more than eleven directors and generally only one employee--the Chairman of the Board and Chief Executive Officer--will be a director. Should business reasons dictate, the Board retains the flexibility to increase the number of employee directors. But, in any event, the majority of the Board will always consist of outside directors. The Board will consist of individuals with the necessary business expertise and professional specialization to allow for success in today's highly competitive arena and who meet the criteria set forth in the above guiding principles.

BOARD COMMITTEES--Each committee of the Board meets at least quarterly. The chair of each committee reports items discussed by the respective committee to the full Board at each quarterly meeting or more often, if deemed necessary. Committee assignments are calculated in part to build the skills of directors and the Board as a whole. The committees include members who have special skills relevant to its work. Committee membership is rotated, as appropriate, to address the changing needs of the business and to assist directors in learning the business as a whole. The Board has established certain Board committees as set forth in this proxy statement. Only outside directors sit on the committees of Audit & Finance and Compensation & Organization.

BOARD COMMUNICATIONS/ACCESS TO MANAGEMENT--Senior management regularly attends Board meetings at the invitation of the Board, and directors have complete access to Company management for information. The Chairman and Chief Executive Officer provides directors with business updates and related industry information on a monthly basis. In addition, directors receive timely and relevant information on any emerging items of significant interest. Directors and executives strive to ensure that there is a sharing of information between each other that builds an effective partnership and enhances the corporation's opportunity to "be the best."

BOARD AGENDAS/MATERIALS--The chair of each Board committee is actively engaged in setting committee meeting agendas. In addition, a preliminary agenda is provided to directors in advance of Board and committee meetings for their review and input. Directors are also provided with pertinent background material for their review in advance of meetings.

LEADERSHIP DEVELOPMENT/SUCCESSION PLANNING--The Board has charged the Compensation & Organization Committee with the responsibility to ensure that succession plans are in place for the Chief Executive Officer and other executive management. The Chairman and Chief Executive Officer is expected to update the Board at least annually with respect to leadership development and succession plans for executives and other key positions.

EVALUATION OF THE CHIEF EXECUTIVE OFFICER/SENIOR OFFICERS--The Compensation & Organization Committee is charged with ensuring that an evaluation of the Chief Executive Officer takes place at least annually. The Committee facilitates the evaluation discussion with the full Board and provides feedback to the Chief Executive Officer with respect to said evaluation. The Chief Executive Officer is charged with ensuring that evaluations of members of executive management also occur on at least an annual basis and that the Board is apprised of executive management performance.

FORMER CHAIRMAN OF THE BOARD AND/OR CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP--When the Chairman and/or the Chief Executive Officer who is an employee and who also serves as a director resigns, a resignation from the Board is required at the same time.

DIRECTOR RETIREMENT AGE/TERM LIMITS/PERFORMANCE--The Bylaws of the Company currently provide that a director who is seventy years of age or more shall retire from the Board, effective at the Annual Meeting of Shareholders held in the year in which his/her term expires. The Board has no evidence to suggest that setting term limits has a significant potential to enhance the individual performance/quality of directors. Nonetheless, the Board intends to further assess the advisability of term limits. Performance expectations for directors are set forth in the Board member position profile and core competencies. The Corporate Governance Committee is charged with monitoring overall Board effectiveness.

SHAREHOLDER CONFIDENTIAL VOTING--Confidential voting will be used for all matters to be voted upon by shareholders except (1) as necessary to meet any legal requirements, (2) when a shareholder requests disclosure of the shareholder's vote to management, (3) in any dispute regarding authenticity of proxies and ballots, and (4) in the event of a proxy contest, if the other party soliciting proxies does not agree to comply with confidential voting.

OTHER CONSIDERATIONS--This year, the Corporate Governance Committee intends to consider the issues of mandatory committee member/chair rotation, term limits, an interlocking directorship policy, optimum Board size, and a formal Board evaluation process. The Committee will subsequently make recommendations to the full Board with respect to these issues.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held six Board meetings in 1998. The average attendance during 1998 at all meetings of the Board and at all Board committee meetings was 97 percent.

AUDIT & FINANCE--Assists the Board in overseeing financial reporting, corporate risk management, and corporate control. The Committee recommends for Board appointment the independent accounting firm that audits the Company's financial statements, and considers the scope and results of audit services provided by the independent auditors and the Company's internal auditors. The Committee discusses accounting and reporting matters and other conditions affecting the Company's operations with management and legal counsel, and reviews financial and operating reports. The Committee also assists the Board in ensuring that strategies, budgets, forecasts, and financial plans and processes are in place to meet corporate goals and objectives. The Committee reviews management's recommendations on dividend policy, financing activities, capital investment, allocation of capital to the various business units, and cash management. Only outside directors sit on the Committee. The Committee consists of directors Jewell, Meyer, Schmidt, and Taylor--Chairman. Five meetings were held in 1998.

CORPORATE GOVERNANCE--Advises the Board on corporate governance matters. Such matters include recommending guidelines for the role, composition, and size of the Board, as well as evaluating Board effectiveness and organizational structure. The Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedure set forth below. The Committee consists of directors Clack, Matthews, Stanley, Taylor, and Meyer--Chairman. Five meetings were held in 1998.

COMPENSATION & ORGANIZATION--Considers and approves compensation and benefits of executive officers of the Company and its affiliates. The Committee is also responsible for ensuring that the appropriate objectives and safeguards are in place to protect the investments in the Employee Retirement Plan and the Employee Investment and Stock Ownership Plan. The Committee also keeps itself apprised of employee benefit plans overall. The Committee also reviews management's proposals with respect to organizational structure and executive personnel and makes recommendations to the full Board, as appropriate. In addition, the Committee ensures that succession plans are in place for the Chief Executive Officer as well as other executive officers and other key positions. Only outside directors sit on the Committee. The Committee consists of directors Kelly, Stanley, Zaloudek, and Clack--Chairman. Four meetings were held in 1998.

ENVIRONMENTAL & SAFETY--Assists the Board in monitoring and overseeing the Company's environmental compliance and performance and provides policy guidance to executive management on environmental issues. The Committee also monitors corporate performance and activities related to employee safety. The Committee consists of directors Clack and Stanley--Chairman, an executive officer, and senior management employees of the Company. Three meetings were held in 1998.

EXECUTIVE--Has and may exercise, when the Board is not in session, all the powers of said Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws or by resolutions of the Board. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when it is not timely or practical for the entire Board to meet. The Committee consists of directors Clack, Meyer, Stanley, Taylor, and Matthews--Chairman. No meetings were held in 1998.

                              DIRECTOR NOMINATIONS

The Corporate Governance Committee will consider written recommendations for the Board of Directors that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Vice President & Corporate Secretary of the Company, 1411 East Mission Avenue, P.O. Box 3727, Spokane, Washington 99220. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

                             DIRECTOR COMPENSATION

During 1998, directors who were not employees of the Company received an annual retainer of $30,000. Of that amount, two-thirds was paid automatically in Company Common Stock, pursuant to provisions of the Non-Employee Director Stock Plan. Directors are also paid $1,200 for each meeting of the Board of Directors or any committee meeting of the Board of Directors and a per diem travel fee of $1,200. Directors who serve as Board committee chairpersons and, therefore, have additional responsibility and time requirements associated with Board membership receive an additional $4,000 annual retainer.

The Board of Directors has set a stock ownership expectation for all members of the Board. Directors are expected to own $100,000 of Company Common Stock within five years of their becoming a Board member and must maintain at least that amount during their tenure as a Board member. This guideline and the Non-Employee Director Stock Plan both illustrate the Board's philosophy of increased stock ownership for all members of the Board in order to further strengthen the commonality of interest between the Board of Directors and shareholders.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock of the Company held, as of March 1, 1999, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's Preferred Stock, with the exception of Mari Clack (spouse of director Dave Clack), who owns 1,000 depositary shares of Preferred Stock Series L. Also, directors and executive officers as a group do not own in excess of 1% of the outstanding Common Stock of the Company. And, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

                                                     AMOUNT AND NATURE
                                                  OF BENEFICIAL OWNERSHIP
                                          ---------------------------------------
NAME                                        DIRECT        INDIRECT        TOTAL
----------------------------------------  ----------     -----------     --------
W. Lester Bryan (Retired)...............       8,297       2,043(1)        10,340
David A. Clack..........................       5,471       9,500(4)        14,971
Jon E. Eliassen(3)......................       7,966       9,143(1)        17,109
Gary G. Ely.............................       7,098      21,925(1)        29,023
Robert D. Fukai.........................       6,888      10,549(1)        17,437
Sarah M. R. (Sally) Jewell..............       2,725                        2,725
John F. Kelly...........................       1,595                        1,595
Jessie J. Knight, Jr....................         200                          200
Thomas M. Matthews......................      88,398(5)                    88,398
Eugene W. Meyer(2)(3)...................       4,492      12,880(6)        17,372
Paul A. Redmond (Retired)(3)............      40,953      17,248(1)        58,201
Bobby Schmidt...........................      15,884                       15,884
Larry A. Stanley........................       5,741       7,259(7)        13,000
R. John Taylor..........................       9,925       7,195(8)        17,120
Daniel J. Zaloudek......................         176                          176
All directors and executive officers as
  a group, including those listed
  above--21 individuals.................                                  346,898

------------------------

(1) Shares held in the Company's 401(k) Investment Plan.

(2) Mr. Meyer owns restricted stock as follows: 700 shares of Form House, 696 shares of Graphic Communications, and 857 shares of Decker Company, all indirect subsidiaries of the Company.

(3) The following stock options of certain indirect subsidiaries of the Company are exercisable or will become exercisable within 60 days of the date of this proxy statement:

                                                                              ELIASSEN       MEYER       REDMOND
                                                                             -----------  -----------  -----------
Bay Area Manufacturing.....................................................         730          730       12,784
Decker Company.............................................................         857            0       15,000
Form House.................................................................         700            0       12,195
Graphic Communications.....................................................         696            0       10,442
Imfax......................................................................         696          696       10,442
F.O. Phoenix...............................................................         857          857       15,000
Proco Holdings.............................................................           0            0       15,000
Target Woodworks...........................................................           0            0       11,905
Triangle Systems...........................................................           0            0       14,803
Universal Showcase.........................................................           0            0       15,000
White Plus.................................................................           0            0       15,000

(4) Includes 2,000 shares held in the name of Clack & Co. and 7,500 shares held in an IRA account.

(5) Restricted shares of Company Common Stock.

(6) Includes 600 shares held by Mr. Meyer as custodian for his son and 12,280 shares held in an IRA account.

(7) Shares are held in a pension/profit-sharing plan not administered by the Company for which Mr. Stanley shares voting and investment power.

(8) Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 420 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 808 shares held by Mr. Taylor as custodian for his children. Also includes 1,967 shares for which Mr. Taylor has deferred receipt to a later date in accordance with the provisions of the Non-Employee Director Stock Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors, and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission (SEC). Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 1998, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to the Company's reporting persons were complied with except for the following: A purchase of 1,280 shares by Eugene W. Meyer in 1996 and a purchase of 2,000 shares by Bobby Schmidt in 1998 were inadvertently not reported on a timely basis. Both of these transactions were subsequently reported to the SEC in accordance with the rules.

                             EXECUTIVE COMPENSATION
               BOARD COMPENSATION & ORGANIZATION COMMITTEE REPORT

TO OUR SHAREHOLDERS:

The Compensation & Organization Committee of the Board of Directors (the "Committee") reviews and approves compensation and benefit levels for executive officers. The Committee also establishes specific strategic corporate performance goals, which correspond to short-term and long-term compensation opportunities for executive officers. The Committee is comprised of Board members who are not employees of the Company.

The primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

    - Hire, develop, reward, and retain the most competent executives possible by providing compensation opportunities which are competitive in the marketplace.

    - Tie a significant portion of pay to performance so that rewards vary with the achievement of annual and longer-term results.

    - Promote a close identity of interest between management and shareholders and encourage decision-making that enhances shareholder value. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of corporate and individual goals and through regular grants of stock options and other performance-based stock opportunities.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of non-performance-based compensation in excess of $1 million paid in any one year to the chief executive officer and the other four highest-paid executive officers. The Long-Term Incentive Plan, approved by shareholders in 1998, was designed to meet the requirements of performance-based compensation under

Section 162(m). And, when consistent with its compensation philosophy and objectives, the Committee intends to structure compensation plans so that all compensation expense is deductible for tax purposes.

                           COMPONENTS OF COMPENSATION

The Committee believes that executive officer compensation should be closely aligned with the performance of the Company, and that such compensation should assist in attracting and retaining key executives critical to long-term success. To that end, the Committee's philosophy is that the total compensation program should consist of an annual base salary, an annual incentive (the amount of which is dependent on corporate and individual performance) and long-term incentives (i.e., stock options, restricted stock, and performance-based stock opportunities).

The Committee considers but does not target executive officer compensation at the median of similarly situated executives at the Company's competitors. Rather, the Committee believes that its total compensation opportunities for executive officers must provide significant compensation potential to attract and retain executive officers of exceptional talent and skill to further the Company's success as a diversified national energy business.

BASE SALARY

The Committee reviews each executive officer's base salary at least annually. The factors that influence Committee decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, internal pay-equity considerations, level of responsibilities and job complexity, prior experience, breadth of knowledge, and job performance, including the Committee's subjective judgment as to individual contribution. The Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. Effective March 1, 1998, based on these factors, the Committee granted executive officers base salary increases that ranged from 3% to 11%.

CEO COMPENSATION

Former Chairman and CEO Paul A. Redmond also received a base salary increase of 3% effective March 1, 1998. Mr. Redmond retired on June 30, 1998. During 1998, he did not receive any corporate incentive awards or stock options in Company Common Stock. He did receive certain compensation from indirect subsidiaries of the Company as reflected in the Summary Compensation Table and in the Indirect Subsidiaries Options Table.

Mr. Matthews became Chairman of the Board and Chief Executive Officer on July 1, 1998. With the retirement of Mr. Bryan, Mr. Matthews also assumed the responsibilities of President. His compensation and benefits were negotiated prior to his joining the Company, and reflect his thirty years of significant experience and leadership in the diversified energy industry, including serving as president of a large energy concern with worldwide operations. Having conducted an exhaustive nine-month search for a new CEO, the Board was confident that Mr. Matthews had the background, skills, global and national experience, and senior leadership ability critical to the future success of the Company. Based on those factors, as well as Mr. Matthews' total compensation and benefits package with his previous firm, the Committee determined (and the full Board concurred) that a comparable compensation package was necessary and appropriate to recruit Mr. Matthews to the Company. Mr. Matthews' annual base salary effective July 1, 1998 was set at $750,000. Under the terms of an employment agreement executed by the Company and Mr. Matthews, he also received certain other cash, non-cash, and stock-based compensation, as set forth in the Summary Compensation Table and as described in this Proxy Statement under "Employment Agreement--T. M. Matthews."

ANNUAL INCENTIVE COMPENSATION

The 1998 Executive Incentive Compensation Plan provided the opportunity for executive officers to earn an annual incentive based on corporate and individual performance. The Committee established the target amount as a specified percentage of each executive officer's salary. The percentages ranged from 35% to 50% depending on position. In the event that certain corporate and individual performance goals were achieved, an executive officer would have been entitled to receive the full award. In the event that certain performance goals were exceeded, an executive officer would have been entitled to receive up to 150% of such targeted amount.

The Committee establishes performance measures annually. In February 1998, the Committee approved a plan based 50% upon achieving an earnings per share target and 50% upon achieving a relative total shareholder return target which, if met, would fund a pool for executive officer incentives. Actual awards to executives, however, were to be based on achievement of predetermined initiatives and individual performance. Awards, if made, were designated to be in the form of Company Common Stock consistent with the Committee's philosophy that payment in Common Stock helps strike the balance between focus of executives on short-term and long-term corporate results. As a result of various factors, including a significant shift in corporate strategy, as discussed below, the targets established in early 1998 were not met and, therefore, no awards were made to executive officers under the 1998 Executive Incentive Plan.

Subsequent to February 1998, the Board of Directors made certain significant and historical decisions. As mentioned, Mr. Matthews was appointed Chairman and CEO to succeed Mr. Redmond who had led the Company as Chairman and CEO for 13 years. Mr. Matthews is only the fourth person to serve as the Company's Chairman. In August 1998, the Board approved a Common Stock dividend restructuring (dividend reduction and Common Stock exchange offer), a broad corporate refocus, and a company name change. These actions were taken to better position the Company to pursue aggressive growth strategies, strengthen its long-term financial position and, ultimately, provide greater shareholder value. In order to carry forth the Board's strategic vision and implementation of specific initiatives, the total support and focused attention of the executive officers was required. Therefore, in February 1999, the Committee determined (and the full Board concurred) that current executive officers (other than Mr. Matthews) should receive a cash award in recognition of their contributions to those specific efforts. The cash awards to certain of the named executive officers are reflected in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

In May 1998, shareholders approved the Company's Long-Term Incentive Compensation Plan. The primary objective of the Long-Term Incentive Plan is to link management compensation with the long-term interests of shareholders. The Committee establishes a target level of stock options for each executive officer position. The target level is based on competitive data reflecting the estimated median value of the annual long-term compensation opportunity for similar positions in the utility industry. In determining actual stock option grants, the Committee also considers individual performance and the potential contribution to the Company's success. Stock options granted under this plan in 1998 to the named executive officers (other than Mr. Redmond and Mr. Bryan who did not receive grants under the plan) are reflected in the Summary Compensation Table. The stock options were granted at 100% of fair market value, which assures that executives receive a benefit only when the stock price increases.

              MEMBERS OF THE COMPENSATION & ORGANIZATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

David A. Clack--Chairman    Larry A. Stanley
John F. Kelly               Daniel J. Zaloudek

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION(1)
                                              -----------------------------------------------------------------------------------
                                                      SALARY($)                                 BONUS($)
                                              -------------------------     TOTAL     ----------------------------       TOTAL
NAME AND PRINCIPAL POSITION           YEAR    UTILITY(2)    NONUTILITY    SALARY($)   UTILITY(2)      NONUTILITY       BONUS($)
---------------------------------------------------------------------------------------------------------------------------------
T. M. MATTHEWS.....................    1998   $  219,736    $  135,072    $354,808    $  150,000                      $150,000(3)
Chairman of the Board, President &
Chief Executive Officer

P. A. REDMOND......................    1998   $  277,746    $   86,869    $364,615
Retired Chairman of the Board &        1997   $  386,281    $  165,595    $551,876
Chief Executive Officer                1996   $  382,545    $  137,702    $520,247    $  294,813    $   106,129       $400,942(5)

W. L. BRYAN........................    1998   $  206,716    $   88,592    $295,308
Retired President & Chief Operating    1997   $  224,536    $   49,025    $273,561
Officer                                1996   $  193,104    $   18,709    $211,813    $  136,031    $    13,175       $149,206(5)

J. E. ELIASSEN.....................    1998   $  135,892    $   79,800    $215,692    $   40,000                      $ 40,000(4)
Senior Vice President & Chief          1997   $  139,704    $   56,434    $196,138
Financial Officer                      1996   $  150,999    $   33,698    $184,697    $   93,120    $    20,774       $113,894(5)

G. G. ELY..........................    1998   $  119,103    $   92,551    $211,654    $   40,000                      $ 40,000(4)
Executive Vice President               1997   $  108,913    $   87,224    $196,137
                                       1996   $  169,932                  $169,932    $   98,200                      $ 98,200(5)

R. D. FUKAI........................    1998   $  191,741                  $191,741    $   30,000                      $ 30,000(4)
Vice President-- External Relations    1997   $  185,815                  $185,815
                                       1996   $  170,537                  $170,537    $   92,188                      $ 92,188(5)

                                                            LONG-TERM COMPENSATION(1)
                                     ------------------------------------------------------------------------
                                                                              PAYOUTS
                                                                   -----------------------------
                                               AWARDS
                                     ---------------------------        LONG-TERM INCENTIVE           TOTAL
                                      RESTRICTED     SECURITIES             PAYOUTS($)              LONG-TERM
                                        STOCK        UNDERLYING    -----------------------------    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION           AWARDS(7)      OPTIONS(#)    UTILITY(2)      NONUTILITY       PAYOUTS($)     COMP.($)
-----------------------------------  -------------------------------------------------------------------------------------------
T. M. MATTHEWS.....................  $2,000,000(6)   150,000(8)                                                $1,000,000(16)
Chairman of the Board, President &
Chief Executive Officer
P. A. REDMOND......................                   29,803(9)                  $    31,480(13)    $ 31,480   $ 268,375(15)
Retired Chairman of the Board &                       41,905(10)                 $   266,898(13)    $266,898   $  67,864
Chief Executive Officer                               29,784(11)                 $   448,847(14)    $448,847   $  41,837
W. L. BRYAN........................                                                                            $ 379,100(15)(17)
Retired President & Chief Operating                                                                            $  14,831
Officer                                                                                                        $  10,897
J. E. ELIASSEN.....................                   12,500(12)                                               $  48,941(15)
Senior Vice President & Chief                          2,287(10)                                               $  37,772
Financial Officer                                      3,587(11)                                               $  38,618
G. G. ELY..........................                   12,500(12)                                               $  13,320(15)
Executive Vice President                                                                                       $  11,783
                                                                                                               $   7,823
R. D. FUKAI........................                    8,100(12)                                               $  49,990(15)
Vice President-- External Relations                                                                            $  20,034
                                                                                                               $  20,984

Notes to Summary Compensation Table:

 (1) Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% incentive/bonus cash payments. Accumulated deferred compensation is credited with earnings at a non-preferential rate.

 (2) Only compensation charged to utility operations is recovered as an expense for ratemaking purposes.

 (3) Cash bonus awarded in accordance with the terms of Matthews' employment agreement.

 (4) Cash awards made to certain executive officers as described in the Compensation & Organization Committee Report.

 (5) Amounts received under the Executive Incentive Compensation Plan for 1996 performance.

 (6) Restricted stock award received in accordance with the terms of Matthews' employment agreement.

 (7) As of December 31, 1998, the number and value of total shares of restricted stock held by the named executive officers are: T. M. Matthews (88,398 shares; $1,706,965). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.

 (8) Avista Corp. Common Stock options granted to Matthews in accordance with his employment agreement.

 (9) Options to Redmond received as a director of certain indirect subsidiaries:
     Triangle Systems--14,803; Universal Showcase--15,000.

(10) Options to Redmond received as a director of certain indirect subsidiaries:
     Proco Holdings Corp.-- 15,000; Target Woodworks, Inc.--11,905; White Plus, Inc.--15,000.

    Options to Eliassen received as a director of certain indirect subsidiaries:
    Proco Holdings Corp.-- 750; Target Woodworks, Inc.--680; White Plus, Inc.--857.

(11) Options to Redmond received as a director of certain indirect subsidiaries:
     ITRON--2,000; F.O. Phoenix, Inc.--15,000; Bay Area Manufacturing Co., Inc.--12,784.

    Options to Eliassen received as a director of certain indirect subsidiaries:
    ITRON--2,000; F.O. Phoenix, Inc.--857; Bay Area Manufacturing Co.,
    Inc.--730.

(12) Avista Corp. Common Stock options.

(13) Amounts received from Pentzer Corporation (a wholly owned subsidiary) as a long-term incentive in connection with the sale of ITRON, Inc., Common Stock and the return Pentzer realized on that investment. Redmond was previously Pentzer Chairman. Pentzer had a previous ownership interest in ITRON, Inc.

(14) Amount received from Pentzer Corporation as a long-term incentive in connection with the sale of ITRON Common Stock and the development and ultimate sale of Spokane Industrial Park.

(15) Includes employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program. Amounts for 1998 under the Deferral Plan were: Matthews--$0; Redmond--$36,955; Bryan--$11,900; Eliassen--$7,895;
     Ely--$6,120; Fukai--$5,709. Amounts for 1998 under the 401(k) plan were:
     Matthews--$0; Redmond--$5,426; Bryan--$7,200; Eliassen--$7,200;
     Ely--$7,200; Fukai--$7,200. Amounts for 1998 under the One-Leave Program were: Matthews--$0; Redmond--$225,994 (821 hrs.); Bryan--$0;
     Eliassen--$33,846 (320 hrs.); Ely $0; Fukai--$37,081 (400 hrs.).

(16) A signing bonus in accordance with the terms of Matthews' employment agreement.

(17) In connection with Mr. Bryan's retirement and a certain non-compete arrangement for the period October 1998 to December 2002 agreed to between the Company and Mr. Bryan, the Board of Directors approved a one-time payment of $360,000, of which half was payable in January 1999 and half is payable in January 2000.

                     OPTION GRANTS IN 1998 OF AVISTA CORP.

                                           INDIVIDUAL GRANTS
                                      ----------------------------

                                        NUMBER OF
                                       SECURITIES     % OF TOTAL
                                       UNDERLYING       OPTIONS                               GRANT DATE
                                         OPTIONS      GRANTED TO    EXERCISE OR                 PRESENT
                                         GRANTED     EMPLOYEES IN   BASE PRICE   EXPIRATION      VALUE
NAME                                     (#)(1)       FISCAL YEAR     ($/SH)        DATE        ($)(2)
------------------------------------  -------------  -------------  -----------  -----------  -----------

T. M. Matthews......................      100,000          17.00%    $  22.625     07/01/08    $ 583,046

                                           50,000           8.49%    $   18.63     11/12/08    $ 281,499

P. A. Redmond.......................            0            N/A           N/A          N/A          N/A

W. L. Bryan.........................            0            N/A           N/A          N/A          N/A

J. E. Eliassen......................       12,500           2.12%    $   18.63     11/12/08    $  70,375

G. G. Ely...........................       12,500           2.12%    $   18.63     11/12/08    $  70,375

R. D. Fukai.........................        8,100           1.38%    $   18.63     11/12/08    $  45,603

------------------------

(1) Options granted in 1998 are exercisable starting one year after the grant date, with 25 percent of the shares becoming exercisable at that time, and with an additional 25 percent of the options becoming exercisable on each successive anniversary date. Options will generally vest and become exercisable in full immediately prior to the effective date of a change of control. The options were granted for a term of 10 years.

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: An exercise price on the option of $22.625 for the grant with a July 1, 2008 expiration date and $18.63 for the grants with a November 12, 2008 expiration date, the exercise price being equal to the fair market value of the underlying stock on the grant date. Volatility of 16.26 percent for the grant with a July 1, 2008 expiration date and 22.21 percent for the grants with a November 12, 2008 expiration date, calculated using month-end stock prices for the 36-month period prior to the grant date. An interest rate of 5.6 percent for the grant with a July 1, 2008 expiration date and 5.06 percent for the grants with a November 12, 2008 expiration date that represents the interest rate on a U.S. Treasury strip with a maturity date corresponding to that of the option term. Dividends at the rate of $0.48 per share represent the annualized dividend paid with respect to a share of Common Stock at the date of grant. The options were granted for a term of 10 years. The ultimate value of the options will depend on the future market price of the Company's Common Stock. The actual value an optionee will realize, if any, upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND FY-END OPTION VALUES
                                OF AVISTA CORP.

                                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                             OPTIONS AT                    OPTIONS AT
                                      SHARES                                 FY-END (#)                    FY-END ($)
                                    ACQUIRED ON         VALUE       ----------------------------  ----------------------------
NAME                               EXERCISE (#)     REALIZED ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  ---------------  ---------------  ---------------  -----------  ---------------  -----------
T. M. Matthews..................             0                0                0        150,000              0      $  34,000(1)
P. A. Redmond...................             0                0                0              0              0              0
W. L. Bryan.....................             0                0                0              0              0              0
J. E. Eliassen..................             0                0                0         12,500              0      $   8,500(2)
G. G. Ely.......................             0                0                0         12,500              0      $   8,500(2)
R. D. Fukai.....................             0                0                0          8,100              0      $   5,508(2)

------------------------

(1) 100,000 Avista Corp. stock options valued at $0 per share ($22.625 exercise price); 50,000 Avista Corp. stock options valued at $0.68 per share ($18.63 exercise price).

(2) Avista Corp. stock options valued at $0.68 per share ($18.63 exercise price).

                 OPTION GRANTS IN 1998 OF INDIRECT SUBSIDIARIES

                                                                                          POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
                                    --------------------------                              ANNUAL RATES OF
                                     NUMBER OF    % OF TOTAL                                  STOCK PRICE
                                    SECURITIES      OPTIONS                                 APPRECIATION FOR
                                    UNDERLYING    GRANTED TO    EXERCISE OR                   OPTION TERM
                                      OPTIONS    EMPLOYEES IN   BASE PRICE   EXPIRATION   --------------------
NAME                                GRANTED (#)   FISCAL YEAR     ($/SH)        DATE       5% ($)     10% ($)
----------------------------------  -----------  -------------  -----------  -----------  ---------  ---------
P. A. Redmond
  Triangle Systems................    14,803(1)        21.28%    $   18.07      4/01/08   $ 168,162  $ 426,326
  Universal Showcase..............    15,000(2)        20.41%    $   12.72      3/31/08   $ 120,000  $ 304,050

------------------------

(1) Granted pursuant to Triangle Systems Incorporated (Trihoc Acquisition Corp.) Stock Incentive Plan. The exercise price is the fair market value on the grant date.

(2) Granted pursuant to Universal Showcase (Pentzer Acquisition, Inc.) Stock Incentive Plan. The exercise price is the fair market value on the grant date.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND FY-END OPTION VALUES
                            OF INDIRECT SUBSIDIARIES

                                                                  NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                    IN-THE-MONEY
                                                                       OPTIONS AT                           OPTIONS AT
                              SHARES                                   FY-END (#)                           FY-END ($)
                            ACQUIRED ON        VALUE       ----------------------------------   ----------------------------------
NAME                       EXERCISE (#)    REALIZED ($)      EXERCISABLE      UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
-------------------------  -------------   -------------   ---------------   ----------------   ---------------   ----------------
P. A. Redmond............      10,733(1)   $  696,239(1)        147,571(2)               0      $     1,112,609(2) $           0
J. E. Eliassen...........         107(1)   $    6,941(1)          3,679(3)           3,144(4)   $        46,331(3) $       9,810(4)

------------------------

(1) Stock options exercised in 1998 in connection with the sale of Systran.

(2) 12,784 Bay Area Manufacturing stock options valued at $0 per share ($36.55 exercise price); 15,000 Decker Company stock options valued at $4.06 per share ($3.83 exercise price); 12,195 Form House stock options valued at $23.99 per share ($21.32 exercise price); 10,442 Graphic Communications Holdings stock options valued at $37.44 per share ($20.00 exercise price); and 10,442 Imfax stock options valued at $0 per share ($18.67 exercise price); 15,000 F.O. Phoenix stock options valued at $0 per share ($39.45 exercise price); 15,000 Proco Holdings stock options valued at $3.04 per share ($17.33 exercise price); 11,905 Target Woodworks stock options valued at $8.88 per share ($22.83 exercise price); 14,803 Triangle Systems stock options valued at $9.21 per share ($18.07 exercise price); 15,000 Universal Showcase stock options valued at $3.63 per share ($12.72 exercise price); and 15,000 White Plus stock options valued at $1.74 per share ($7.17 exercise price); all as of December 31, 1998. In August 1998, the Board of Directors of Pentzer Corporation approved the immediate vesting of these options effective with Mr. Redmond's resignation as Pentzer Chairman.

(3) 730 Bay Area Manufacturing stock options valued at $0 per share ($36.55 exercise price); 857 Decker Company stock options valued at $4.06 per share ($3.83 exercise price); 700 Form House stock options valued at $23.99 per share ($21.32 exercise price); 696 Graphic Communications Holdings stock options valued at $37.44 per share ($20.00 exercise price); and 696 Imfax stock options valued at $0 per share ($18.67 exercise price); all as of December 31, 1998.

(4) 857 F.O. Phoenix stock options valued at $0 per share; 750 Proco Holdings stock options valued at $3.04 per share; 680 Target Woodworks stock options valued at $8.88 per share; and 857 White Plus stock options valued at $1.74 per share; all as of December 31, 1998.

                               PENSION PLAN TABLE

                                              YEARS OF CREDITED SERVICE
                                      ------------------------------------------
REMUNERATION                             15         20         25         30
------------------------------------  ---------  ---------  ---------  ---------
$175,000............................  $  65,625  $  87,500  $ 109,375  $ 131,250
$200,000............................  $  75,000  $ 100,000  $ 125,000  $ 150,000
$225,000............................  $  84,375  $ 112,500  $ 140,625  $ 168,750
$250,000............................  $  93,750  $ 125,000  $ 156,250  $ 187,500
$300,000............................  $ 112,500  $ 150,000  $ 187,500  $ 225,000
$400,000............................  $ 150,000  $ 200,000  $ 250,000  $ 300,000
$450,000............................  $ 168,750  $ 225,000  $ 281,250  $ 337,500
$500,000............................  $ 187,500  $ 250,000  $ 312,500  $ 375,000
$550,000............................  $ 206,250  $ 275,000  $ 343,750  $ 412,500
$600,000............................  $ 225,000  $ 300,000  $ 375,000  $ 450,000
$650,000............................  $ 243,750  $ 325,000  $ 406,250  $ 487,500
$700,000............................  $ 262,500  $ 350,000  $ 437,500  $ 525,000
$750,000............................  $ 281,250  $ 375,000  $ 468,750  $ 562,500
$800,000............................  $ 300,000  $ 400,000  $ 500,000  $ 600,000
$850,000............................  $ 318,750  $ 425,000  $ 531,250  $ 637,500
$900,000............................  $ 337,500  $ 450,000  $ 562,500  $ 675,000

The table above reflects benefits pursuant to the Retirement Plan for Employees and the Supplemental Executive Retirement Plan. The Company's Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Total Salary" in the Summary Compensation Table.

The Supplemental Executive Retirement Plan provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited benefit service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers (other than the Chief Executive Officer), who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service, for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer who retires at age 65, of 3 percent of final average base earnings during the highest 36 consecutive months during the last 120 months of service, for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis and are not subject to reduction for offset amounts. Years of credited service for listed executive officers are shown below:

NAME                                                                    YEARS OF CREDITED SERVICE
---------------------------------------------------------------------  ---------------------------
T. M. Matthews.......................................................                   0
P. A. Redmond........................................................                  34
W. L. Bryan..........................................................                  29
J. E. Eliassen.......................................................                  28
G. G. Ely............................................................                  32
R. D. Fukai..........................................................                  26

In August 1997, the Board of Directors of the Company approved an annual pension benefit of $485,000 for Mr. Redmond in lieu of any pension benefit that would have otherwise been calculated under the Company's Retirement Plan for Employees and/or under the Supplemental Executive Retirement Plan. In August 1998, the Board of Directors of the Company approved an annual pension benefit of $135,000 for Mr. Bryan in lieu of any pension benefit that would have otherwise been calculated under the Company's Retirement Plan for Employees and/or under the Supplemental Executive Retirement Plan.

           CHANGE OF CONTROL AGREEMENTS AND OTHER COMPENSATORY PLANS

CHANGE OF CONTROL AGREEMENTS

The Company has entered into Change of Control Agreements with the Company's executive officers, including all of the named executive officers, excluding Mr. Redmond and Mr. Bryan whose agreements terminated with their retirements. The agreements will provide compensation and benefits to the executive officers in the event of a change of control of the Company. Pursuant to the terms of the agreements, the executives agree to remain in the employ of the Company for three years following a change of control of the Company and will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive in the 12 months preceding the change of control. In addition to the annual base salary, each executive will receive an annual bonus at least equal to such executive's highest bonus paid by the Company for the three fiscal years preceding the change of control (the "Recent Annual Bonus"). If employment is terminated by the Company for other than cause or by the executive officer for good reason during the first three years after a change of control, the executive will receive the base salary due to such executive officer. In addition, the executive officer will receive a proportionate bonus based upon the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (the "Highest Annual Bonus"), together with an amount equal to three times the sum of the executive's base salary and the Highest Annual Bonus. The executive will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for three years from the date of termination, and may be entitled to certain additional payments based on tax liabilities incurred by the executive as a result of payments under the agreements. The executive will also be entitled to a lump sum payment equal to the actuarial value of the benefit under the Company's retirement plans that the executive officer would have received if he or she would have remained in the employ of the Company for three years after the date of termination. If any payments to the executive would be subject to the excise tax on excess parachute payments imposed by section 4999 of the Internal Revenue Code, the agreements also provide that the executive may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the executive do not exceed 110% of the maximum amount the executive could receive without triggering the excise tax, the payments to the executive will be reduced to that maximum amount and the executive will not receive a gross-up payment.

EMPLOYMENT AGREEMENT--T. M. MATTHEWS

The Company has entered into a five-year employment agreement with Mr. Matthews, effective July 1, 1998, pursuant to which the Company agreed to employ Mr. Matthews as Chairman of the Board and Chief Executive Officer of the Company. The employment agreement entitles Mr. Matthews to receive an annual base salary of $750,000, subject to increases, if any, as determined by the Board or a Committee of the Board. The agreement also provides that Mr. Matthews shall be entitled to participate in the Company's employee benefit plans generally available to executive officers and is also entitled to not less than 30 days paid leave pursuant to the Company's One-Leave Program. In addition, Mr. Matthews is entitled to participate in the Supplemental Executive Retirement Plan ("SERP"). Under the SERP, Mr. Matthews will be awarded one year of past service credit for each year of future service with the Company. Under the agreement, Mr. Matthews was also afforded the following: (1) A signing bonus of $1 million of which $300,000 was payable on July 1 and the balance deferred pursuant to the Executive

Deferral Plan. In the event that Mr. Matthews terminates his employment with the Company, other than for good reason as defined in the employment agreement, Mr. Matthews would be required to repay that amount of the signing bonus proportionate to the period of time remaining prior to the expiration of the agreement. (2) An award of restricted shares of the Company's Common Stock having a fair market value on July 1 equal to $2 million. One-third of this award vests on each of the third, fourth, and fifth anniversaries of his employment. (3) An option to purchase 100,000 shares of Company Common Stock, with an exercise price equal to the fair market value on July 1, 1998. (4) A minimum guaranteed bonus of $150,000 for 1998 and a minimum guaranteed bonus of $300,000 for 1999. (5) During the five-year agreement, an annual award of equity-based incentive compensation (e.g., stock options, performance shares, restricted stock) the form of which may vary annually, with each grant having a five-year projected pre-tax value of $1 million (assumes a 15% compound annual growth rate of the market value of Company Common Stock). The initial annual equity award granted to Mr. Matthews under this provision was a Company Common Stock option of 50,000 shares, based on the fair market value on the grant date of November 12, 1998. (6) Reasonable relocation expenses.

SUPPLEMENTAL EXECUTIVE DISABILITY PLAN

The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, workers' compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer's date of retirement or age 65.

EXECUTIVE INCOME CONTINUATION PLAN

In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either
(a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.

                               PERFORMANCE GRAPH
  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS--AVISTA CORP. VS. INDUSTRY
                                    INDEXES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      ASSUMES $100 WAS INVESTED IN AVA AND EACH INDEX ON
DECEMBER 31, 1993 AND THAT ALL DIVIDENDS WERE REINVESTED WHEN
                            PAID.

                                                                Avista Corp.   Standard & Poor's  S & P Electric
                                                                       (AVA)       500 Index (1)    Co-MidCap(2)
1993                                                                 $100.00             $100.00         $100.00
1994                                                                  $79.95             $101.32          $91.84
1995                                                                 $108.96             $139.37         $121.34
1996                                                                 $123.68             $171.39         $125.36
1997                                                                 $169.70             $228.64         $159.40
1998                                                                 $141.70             $293.98         $184.05

                                         12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                                         ---------  ---------  ---------  ---------  ---------
Avista Corp............................  $   79.95  $  108.96  $  123.68  $  169.70  $  141.70
S & P 500..............................  $  101.32  $  139.37  $  171.39  $  228.64  $  293.98
S & P Electric Co-MidCap...............  $   91.84  $  121.34  $  125.36  $  159.40  $  184.05

------------------------

(1) A composite stock price index of 500 key companies in 90 industry groups divided into four major industry categories (industrials, utilities, financials, and transportations).

(2) The Standard & Poor's MidCap 400 Electric Companies Index. The Index currently includes 32 MidCap electric utility companies.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors appoints the independent accountants that audit the financial statements of the Company. It's anticipated that the Board of Directors will formally appoint the independent accountants for continuing audit work in 1999 at their next Board meeting. Deloitte & Touche LLP currently serves as such independent accountants, has conducted consolidated annual audits of the Company for many years, and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to attend the meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company's 1998 Annual Report to Shareholders and the 1998 Financial Report accompanies this Proxy Statement.

                                 OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                      2000 ANNUAL MEETING OF SHAREHOLDERS

The 2000 Annual Meeting of Shareholders is tentatively scheduled for May 11, 2000 in Spokane. (This date is subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the Securities and Exchange Commission ("SEC").

PROPOSALS TO BE INCLUDED IN MANAGEMENT'S PROXY MATERIALS

Shareholder proposals to be included in management's proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before December 1, 1999.

OTHER PROPOSALS

Proxies solicited by the Board of Directors will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management's proxy materials) if the shareholder does not give the Company notice of the matter on or before February 15, 2000. In addition, even if the shareholder does give the Company notice on or before February 15, 2000, management's proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Vice President and Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.

                            EXPENSE OF SOLICITATION

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Beacon Hill Partners, Inc., at a cost of $3,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 1998 Annual Report to Shareholders and the Financial Report to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

                                          By order of the Board of Directors,

                                          /s/ Terry L. Syms

                                          Terry L. Syms
                                          Vice President & Corporate Secretary

Spokane, Washington
March 31, 1999

                             AVISTA CORPORATION

                       PROXY/VOTING INSTRUCTION CARD

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVISTA CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS ON THURSDAY, MAY 13, 1999.

   The undersigned appoints T.M. Matthews and T.L. Syms, and each of them, with full power of substitution, the Proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 13, 1999, and at any adjournments thereof, as indicated on the reverse side.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

               (Continued, and to be dated and signed on the reverse side.)

                                       AVISTA CORPORATION
                                       P.O. BOX 11204
                                       NEW YORK, NY 10203-0204

    /     /

1. Election of Directors

FOR all nominees listed below

WITHHOLD AUTHORITY to vote
for all nominees listed below

*EXCEPTIONS


NOMINEES:  Jessie J. Knight, Jr., Thomas M. Matthews, Eugene W. Meyer, Daniel
J. Zaloudek
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            -----------------------------------------------------------------

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.



MARK HERE IF CHANGE OF ADDRESS

The signature on this Proxy should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenants, co-executors, or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian, should give their full title.

Dated:
      ------------------------------------, 1999

------------------------------------------------
                Signature

------------------------------------------------
                Signature

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.   X

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID
ENVELOPE.